Exhibit 99.1

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NEWS RELEASE

For more information:
	Media: Jim Sheehan 978/897-0100 x3064 jim.sheehan@schange.com	Investor Relations: Martha Schaefer 978/897-0100 x3030 martha.schaefer@schange.com

SeaChange International Announces Second Quarter Fiscal 2008 Results

•	Sequential quarterly revenue up 14% driven by VOD systems deployments
•	Cost reduction actions implemented in the second quarter
•	Targeting second–half profitability
•	Company to restate balance sheets for April 30, 2007 and January 31, 2007

Acton, Mass. (August 30, 2007) — SeaChange International, Inc. (NASDAQ: SEAC) a leading provider of software and hardware solutions for video-on-demand television announced financial results for its fiscal second quarter ended July 31, 2007. Total revenues for the quarter were $44.2 million, which was $1.6 million lower than record total revenues of $45.8 million for the second quarter of last year. Compared to this year’s first quarter revenues of $38.8 million, second quarter revenues were $5.4 million, or 14% higher. Net loss for the second quarter was $8.0 million, or $0.27 per share compared with net income of $1.0 million, or $0.03 per share in second quarter of last year. This year’s second quarter net loss included $6.0 million or $0.20 per share of expenses of which $1.1 million related to severance charges in connection with headcount reductions and $4.9 million of impairment charges related primarily to capitalized software licenses. The Company estimates that these actions taken in the second quarter will generate quarterly savings of approximately $1.5 million beginning in the third quarter of this year. Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation, Amortization and stock-based compensation expense) in the second quarter of fiscal 2008 was $0.1 million compared to $5.4 million in the second quarter of fiscal 2007. The cost reduction actions implemented in the second quarter reduced the second quarter’s Adjusted EBITDA by $1.5 million.

Total revenues for the first six months of fiscal 2008, ended July 31, 2007, were $83.0 million, which was $4.0 million or 5% higher than total revenues of $79.0 million for the first six months of fiscal 2007. The net loss for the first half of fiscal 2008 was $12.5 million, or $0.42 per share, compared with a net loss of $3.4 million, or $0.12 per share for the same period last year. The net loss for the first six

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months of fiscal 2008 included $6.0 million, or $0.20 per share of expenses in connection with the previously mentioned cost reduction initiatives taken in the second quarter. Adjusted EBITDA for the first six months of fiscal 2008 was $0.1 million compared to $3.5 million for the first six months of fiscal 2007. Adjusted EBITDA for the first six months of fiscal 2008 was reduced by $1.5 million based on the second quarter’s cost reduction initiatives.

The Company ended the second quarter of fiscal 2008 with cash, cash equivalents and marketable securities of $55.8 million and no debt, compared with $57.9 million and no debt at the end of the first quarter of fiscal 2008. Reductions in inventory and increases in accrued liabilities during the quarter were more than offset by a reduction in cash deposits from customers.

Total revenues in the second quarter from the Company’s Broadband segment, which includes Video on Demand (VOD) and Advertising Insertion hardware and software, were $22.9 million, which was $1.2 million less than comparable revenue in the second quarter of last year. However, Broadband segment revenue in this year’s second quarter was $3.9 million, or 20% higher than revenue generated in the first quarter of this year. Sequential revenue growth in the second quarter was driven primarily by a more than doubling of VOD systems revenue from $5.4 million in the first quarter of fiscal 2008 to $12.4 million in the second quarter. The strength in VOD systems revenue for the quarter related to the resumption of increased order activity from North American cable customers that the Company had seen much of last year, but not in the year’s first quarter. In addition, the Company saw substantive order activity from a North American telephony customer, as well as significant VOD systems revenue from Latin American customers.

Within the Broadband segment, sequential VOD systems revenue growth in the second quarter compared to the first quarter was partially offset by a $1.5 million decrease in Advertising Insertion revenue driven primarily by lower revenue from North American cable customers. In addition, VOD software development revenue, primarily related to Comcast, showed a $1.7 million sequential reduction in revenue from the first quarter due mainly to a large percentage of this year’s Comcast software subscription revenue being recognized in the first quarter, based on a significant proportion of the Company’s efforts to achieve customer requirements being expended in the first quarter.

The Broadcast segment generated $3.7 million in revenue in the second quarter of fiscal 2008, which represented a $1.8 million sequential increase in revenue from Broadcast revenue in the first quarter of

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this year. Significant strength in Broadcast revenues compared to the first quarter was seen both in Europe and the Asia Pacific region.

Total Services segment revenue for the second quarter of fiscal 2008 was $17.6 million, which was slightly lower than the $17.9 million of Services revenue for the first quarter of fiscal 2008, due mainly to lower Advertising Insertion maintenance revenue.

Second Quarter Cost Reduction Actions

During the second quarter, the Company initiated actions to lower its cost structure as it strives to generate sustainable profitability. The second quarter included pre-tax charges to its income statement totaling approximately $6.0 million. These charges included $1.1 million of severance costs in connection with a 30 person, or 4 percent, headcount reduction spread among manufacturing, service, general and administrative and engineering personnel. The VOD server portion of the Broadband segment incurred the majority of the headcount reductions.

In addition to severance costs, the Company recorded $4.6 million in charges in the second quarter related to capitalized software licenses. The remaining $300,000 of charges booked in the second quarter related to write-downs of selected fixed assets and inventory.

The bulk of the actions were completed in the second quarter and upon completion of the remaining actions, the Company expects to generate quarterly savings of $1.5 million beginning in this year’s third quarter. All of the cost reduction actions will be completed by the fourth quarter of this year.

“We indicated last quarter that we believed that it would be unlikely we would meet our previous guidance that this year’s first half revenue would exceed last year’s second half revenue,” said Bill Styslinger, President and CEO of SeaChange International. “I’m happy to report today that in fact this year’s first half revenue exceeded last year’s second half revenue on the heels of a very strong second quarter revenue performance. The strength in VOD systems revenue from our North American cable customers that drove our record revenue performance last year has returned. We not only saw that strength in the second quarter but orders booked thus far in the third quarter show this trend is continuing. We were also encouraged by the pick up in the second quarter, of VOD systems revenue, from North American telephony customers.

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Styslinger commented, “Last quarter we also said that our objective of generating profit in the second half of this year would involve a targeted review of our overall cost structure. That review resulted in a series of charges to our income statement totaling $6 million during the second quarter, but also positioned us to generate sufficient quarterly savings to pay back that investment within twelve months. Further, it enhances our ability to achieve sustainable profitability.”

Styslinger remarked, “We continue to target profitability for the second half of this year based on continued order strength in VOD systems, selected Axiom Software deployments with non-SeaChange VOD servers, increased software subscription revenue and the benefits from the second quarter cost reduction actions.”

Restatement of Prior Period Financial Statements

The Company identified an error in its accounting for its employee sabbatical program. This program entitles Company employees who achieve eight years of service to four weeks of additional paid time off. Through the first quarter of fiscal 2008, the Company recorded expenses when employees had actually taken the sabbatical or had left the Company. Because of the terms of the Company’s program, prior to fiscal 2008 the Company should have been accruing for this liability under Statement of Financial Accounting Standards (SFAS) No. 43, “Accounting for Compensated Absences,” once an employee achieved eight years of service, regardless as to when the paid time off, if any, had been taken. The Company has calculated this unrecorded liability for fully earned but unused sabbatical benefit to be approximately $676,000 at January 31, 2007, the Company’s fiscal year end. The Company will correct this error as an adjustment of accumulated deficit through a restatement of its balance sheet and statement of stockholder’s equity as of and for the year ended January 31, 2007 under the guidelines of Staff Accounting Bulletin 108 and will file an amended Annual Report on Form 10-K for the fiscal year ending January 31, 2007. The Company has determined that the change in this unrecorded liability on an annual basis was not material in any prior periods.

In addition, the Financial Accounting Standards Board (FASB), in Emerging Issues Task Force (EITF) 06-2 “Accounting for Sabbatical Leave and Other Similar Benefits Pursuant to FASB Statement No. 43,” issued in June of 2006, requires that companies that offer sabbatical benefits should accrue for that benefit over the service period rather than when the employee has completed the requisite service requirements. This new guidance was required to be applied beginning in the first quarter of fiscal 2008, however, the Company inadvertently failed to apply the provision of EITF 06-2 in that period. The Company has calculated this incremental unrecorded liability to be approximately $769,000 and

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will correct this error through a restatement of its April 30, 2007 balance sheet only under the guidelines of EITF 06-2 through the filing of an amended Form 10Q for the fiscal quarter ended April 30, 2007.

The Company will discuss its financial results and business outlook in more detail today during its webcast conference call at 5:00 p.m. EDT, which will be available live and archived at www.schange.com/IR/.

About SeaChange International

SeaChange International, Inc. is a world leader in digital video systems, spanning broadcast and broadband. Its powerful server and software systems enable television operators to provide new On Demand services and to gain greater efficiencies in advertising and content delivery. With its Emmy-winning MediaCluster® technology, thousands of SeaChange systems are helping broadband, broadcast and satellite television companies to streamline operations, expand services and increase revenues. SeaChange is headquartered in Acton, Massachusetts and has product development, support and sales offices throughout the world. Visit www.schange.com.

(1) Adjusted EBITDA is a non-GAAP number that the Company defines as net income excluding interest, taxes, depreciation, amortization and stock-based compensation expenses. A reconciliation of Adjusted EBITDA to net income for these periods is contained in the financial schedules that accompany this release. Adjusted EBITDA is an important measurement used by management to measure the cash generated from or used for operations, excluding the operating cash requirements of interest and income taxes. The Company believes that inclusion of this non-GAAP measure enhances investors’ overall understanding of the Company’s current financial performance. Adjusted EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America.

Safe Harbor Provision

Any statements contained in this press release that do not describe historical facts, including without limitation statements concerning expected future performance, product introductions and general market conditions, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: the continued growth, development and acceptance of the video-on-demand market; the loss of one of the Company’s large customers; the cancellation or deferral of purchases of the Company’s products; a decline in demand or average selling price for the Company’s broadband products; the Company’s ability to manage its growth; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result in any future litigation; content providers limiting the scope of content licensed for use in the video-on-demand market; the Company’s ability to introduce new products or enhancements to existing products; the Company’s dependence on certain sole source suppliers and third-party manufacturers; the Company’s ability to compete in its marketplace; the Company’s ability to respond to changing technologies; the risks associated with international sales; the performance of companies in which the Company has made equity investments, including Casa Systems; the ability of the Company to integrate businesses

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acquired by the Company; changes in the regulatory environment; and the Company’s ability to hire and retain highly skilled employees.

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing at Item 1A under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Commission on April 16, 2007. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

# # #

*	SeaChange and MediaCluster are registered trademarks of SeaChange International, Inc. SeaChange Axiom is a trademark of SeaChange International, Inc.

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SeaChange International, Inc.

Condensed Consolidated Statements of Operations—Unaudited

(In thousands, except per share data)

	Three months ended		Six months ended
	July 31, 2007	July 31, 2006	July 31, 2007	July 31, 2006
Revenues	$44,194	$45,766	$83,038	$79,007
Cost of revenues	29,045	21,950	50,050	39,810

Gross profit	15,149	23,816	32,988	39,197
Operating expenses:
Research and development	11,572	10,687	21,871	20,894
Selling and marketing	5,908	5,913	11,674	11,130
General and administrative	5,555	4,773	10,457	9,397
Amortization of intangibles	802	1,410	1,599	2,820

	23,837	22,783	45,601	44,241

Loss from operations	(8,688)	1,033	(12,613)	(5,044)
Interest income, net	430	222	897	607

Loss before income taxes and equity income in earnings of affiliates	(8,258)	1,255	(11,716)	(4,437)
Income tax expense (benefit)	95	467	1,358	(721)
Equity income (loss) in earnings of affiliates	361	171	579	320

Net (loss) income	$(7,992)	$959	$(12,495)	$(3,396)

Basic earnings (loss) per share	$(0.27)	$0.03	$(0.42)	$(0.12)

Diluted earnings (loss) per share	$(0.27)	$0.03	$(0.42)	$(0.12)

Weighted average common shares outstanding:
Basic	29,539	28,695	29,466	28,581

Diluted	29,539	28,812	29,466	28,581

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SeaChange International, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	July 31, 2007	January 31, 2007
	(unaudited)	(restated-unaudited)
Assets
Current assets:

Cash and cash equivalents	$32,111	$31,179
Marketable securities	13,252	11,231
Accounts receivable, net	35,945	34,416
Inventories, net	19,712	19,350
Prepaid expenses and other current assets	3,832	3,399

Total current assets	104,852	99,575
Property and equipment, net	28,907	30,720
Marketable securities	10,476	12,885
Investments in affiliates	14,991	14,312
Intangibles, net	11,354	13,054
Goodwill	24,118	23,726
Other assets	300	5,024

	$194,998	$199,296

Liabilities and Stockholders’ Equity
Current liabilities:

Accounts payable and accrued expenses (1)	$18,639	$16,563
Customer deposits	4,929	2,016
Deferred revenues	19,495	21,806
Income taxes payable (1)	1,569	941
Deferred tax liability – short term	189	366

Total current liabilities	44,821	41,692
Distribution of losses in excess of investments	1,136	—
Deferred tax liability – long-term	2,716	1,121

Common stock and other equity	188,085	185,269
Accumulated deficit (1)	(44,081)	(30,361)
Accumulated other comprehensive income	2,321	1,575

Total stockholders’ equity	146,325	156,483

	$194,998	$199,296

(1) The consolidated balance sheet at July 31, 2007 includes the combined impact of the Company’s first quarter adoptions of FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes” and EITF 06-2, “Accounting for Sabbatical Leave and Other Similar Benefits Pursuant to FASB Statement No. 43.” As a result of these implementations, the Company recognized $1.2 million as an adjustment to accumulated deficit as of February 1, 2007, whereby the Company recorded a $456,000 increase to reserves for uncertain tax positions and a $769,000 increase to current liabilities for accrued Sabbatical Leave. In addition, the Company’s accumulated deficit is to be restated as of January 31, 2007 to reflect a $676,000 increase to current liabilities for accrued Sabbatical Leave to correct an error through the adoption of SAB 108.

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SeaChange International, Inc.

Reconciliation between Condensed Consolidated Statements of Operations and

Earnings before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation

(Adjusted EBITDA)

(In thousands)

(Unaudited)

	Three months ended		Six months ended
	July 31, 2007	July 31, 2006	July 31, 2007	July 31, 2006
Net income (loss)	$(7,992)	$959	$(12,495)	$(3,396)
Income tax provision (benefit)	95	467	1,358	(721)
Interest (income), net	(430)	(222)	(897)	(607)
Equity (income) in the earnings of affiliates	(361)	(171)	(579)	(320)
Stock compensation expense	1,022	891	1,773	1,739
Depreciation and amortization	7,672	3,484	10,858	6,782

Adjusted EBITDA	$6	$5,408	$18	$3,477

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